Exhibit 1.3
FORM NO. 7a	Registration No. 51869

BERMUDA

CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of
Nordic American Offshore Ltd.
was delivered to the Registrar of Companies on the 19th day of December 2018 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).
Given under my hand and Seal of the REGISTRAR OF COMPANIES this 3rd day of January 2019

Jeremie M Hayward for Acting Registrar of Companies

Capital prior to increase:	US$ 2,000,000.00
Amount of increase:	US$ 2,000,000.00
Present Capital:	US$ 4,000,000.00